Exhibit 99.2

FOR IMMEDIATE RELEASE

SBA Announces Pricing of $1.5 Billion of 3.125% Senior Notes Due 2029

Boca Raton, Florida, January 14, 2021

SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) announced today that it has priced an offering of $1.5 billion aggregate principal amount of senior notes due 2029 (the “Notes”). SBA expects the closing of the Notes to occur on January 29, 2021. The Notes will have an interest rate of 3.125% and will be issued at a price of 100% of their face value.

On January 12, 2021, SBA delivered a redemption notice with respect to all $750 million of its outstanding 4.000% Senior Notes due 2022 (the “2017 Notes”). SBA intends to use the net proceeds of the offering (i) to fully redeem all of the 2017 Notes and to pay all premiums and costs associated with such redemption, (ii) to repay amounts outstanding under its Revolving Credit Facility and (iii) for general corporate purposes. The 2017 Notes will be redeemable on February 11, 2021.

The Notes will be offered in the United States only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of any other jurisdiction. SBA has agreed to file a registration statement with the Securities and Exchange Commission pursuant to which SBA will either offer to exchange the Notes for substantially similar registered notes or register the resale of the Notes. This press release does not and will not constitute an offer to sell any of the Notes or the solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is neither an offer to purchase nor a solicitation of an offer to sell the 2017 Notes and this press release shall not constitute a notice of redemption in respect thereof.

About SBA Communications Corporation

SBA Communications Corporation is a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells. With a portfolio of more than 32,000 communications sites in 14 markets throughout the Americas and South Africa, SBA is listed on NASDAQ under the symbol SBAC.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding the offering of the Notes and the intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in SBA’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in SBA’s SEC filings, including SBA’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the SEC. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA, including the risk that the offering of the Notes cannot be successfully completed. SBA undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Corporate Communications

561-226-9431

Source: SBA Communications Corporation